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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 29, 1998

                           THE PROFIT RECOVERY GROUP
                              INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-28000

                    GEORGIA                                          58-2213805
        (State or other jurisdiction of                  (IRS Employer Identification No.)
                 incorporation)


            2300 WINDY RIDGE PARKWAY
                SUITE 100 NORTH
                ATLANTA, GEORGIA                                     30339-8426
    (Address of principal executive offices)                         (Zip Code)

        Registrant's telephone number including area code (770) 779-3900

 (Former name or former address, if changed since last report)  NOT APPLICABLE

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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On October 29, 1998, The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), through its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI"), acquired all the issued and outstanding common stock of Robert Beck & Associates, Inc. ("RBA"), pursuant to the terms of a Stock Purchase Agreement dated October 29, 1998, effective October 1, 1998, by and among the Company, PRGI, RBA and the shareholders of RBA. RBA is an international recovery auditing firm serving clients primarily in the retail and grocery sectors.

     The Company also acquired, pursuant to separate Stock Purchase Agreements dated October 29, 1998, all of the issued and outstanding common stock of John
E. Flatley & Associates, Inc. and Taylor, Blackburn & Associates, Inc., and, pursuant to separate Asset Purchase Agreements dated October 29, 1998, acquired substantially all of the assets and assumed certain liabilities of RBA Audits, Inc., Savant Consulting, L.L.C., and the sole proprietorships of John H. Cavins, Vincent Creadon, John M. Kirkeide, and Robert N. Beck, Jr. (collectively referred to as the "RBA Companies"). The RBA Companies performed management services for RBA, and received a percentage of cash receipts from RBA's clients for these management services. All recovery auditing operations were performed through RBA, and all client and auditor contracts were with RBA.

     The aggregate consideration paid consisted of $26.1 million in cash and 644,434 unregistered, restricted shares of the Company's common stock. The consideration given was determined as a result of arm's length negotiations among unrelated parties, and the acquisition will be accounted for using the purchase method of accounting. The Company borrowed $27.2 million from NationsBank N.A. under its $200.0 million senior credit facility to fund the cash portion of the consideration and a portion of the direct acquisition-related costs estimated at $1.3 million.

     The description of the acquisitions contained herein is qualified in its entirety by reference to the agreements dated October 29, 1998 by and among the Company, PRGI, RBA, the shareholders of RBA, the RBA Companies and the shareholders, members and sole proprietors of the RBA Companies and the Representations, Covenants and Indemnification Agreement entered into in connection therewith attached hereto as Exhibits 2.1 through 2.10 and incorporated herein by reference.

                                                               PAGE
                                                              NUMBER
                                                              ------
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements of business acquired
                   ROBERT BECK & ASSOCIATES, INC.
  Independent Auditors' Report..............................     4
  Statements of Earnings for the year ended December 31,
     1997 and the six months ended June 30, 1997 and 1998...     5
  Balance Sheets as of December 31, 1997 and June 30,
     1998...................................................     6
  Statements of Shareholders' Equity for the year ended
     December 31, 1997 and the six months ended June 30,
     1998...................................................     7
  Statements of Cash Flows for the year ended December 31,
     1997 and the six months ended June 30, 1997 and 1998...     8
  Notes to Financial Statements.............................     9

  (b) Pro Forma Financial Information
   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
  Unaudited Pro Forma Consolidated Financial Information....    14
  Unaudited Pro Forma Consolidated Statement of Earnings for
     the year ended December 31, 1997.......................    15
  Unaudited Pro Forma Consolidated Statement of Earnings for
     the six months ended June 30, 1998.....................    16
  Notes to Unaudited Pro Forma Consolidated Statements of
     Earnings...............................................    17
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 1998....................................    18
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet..........................................    19

  (c) Exhibits..............................................    20

(a) Financial statements of business acquired

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Robert Beck & Associates, Inc.:

     We have audited the accompanying balance sheet of Robert Beck & Associates, Inc. as of December 31, 1997 and the related statements of earnings, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robert Beck & Associates, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
October 30, 1998

                         ROBERT BECK & ASSOCIATES, INC.

                             STATEMENTS OF EARNINGS

                                                                               SIX MONTHS
                                                                                  ENDED
                                                               YEAR ENDED       JUNE 30,
                                                              DECEMBER 31,   ---------------
                                                                  1997        1997     1998
                                                              ------------   ------   ------
                                                                               (UNAUDITED)
                                                                  (AMOUNTS IN THOUSANDS)
Revenues....................................................    $14,750      $7,487   $8,158
Cost of revenues............................................     11,633       5,894    6,244
Selling, general and administrative expenses................      2,452       1,228    1,208
                                                                -------      ------   ------
  Operating income..........................................        665         365      706
Interest income, net........................................         11           3        5
                                                                -------      ------   ------
  Net earnings..............................................    $   676      $  368   $  711
                                                                =======      ======   ======
Pro forma:
  Historical net earnings...................................    $   676      $  368   $  711
  Pro forma income taxes (Note 5)...........................        264         144      277
                                                                -------      ------   ------
     Pro forma net earnings.................................    $   412      $  224   $  434
                                                                =======      ======   ======

                See accompanying notes to financial statements.

                         ROBERT BECK & ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS,
                                                                   EXCEPT SHARE AND
                                                                   PER SHARE DATA)
                                         ASSETS
Current assets:
  Cash......................................................     $  286        $  432
  Receivables:
     Billed contract receivables............................        980           143
     Unbilled contract receivables..........................      3,838         5,038
                                                                 ------        ------
          Total receivables.................................      4,818         5,181
                                                                 ------        ------
  Note receivable from Beck Lease Services, Inc. (Note 2)...        124            --
  Other current assets......................................         27            50
                                                                 ------        ------
          Total current assets..............................      5,255         5,663
                                                                 ------        ------
Property and equipment:
  Automobiles...............................................        128           128
  Furniture and fixtures....................................        226           226
                                                                 ------        ------
                                                                    354           354
  Less accumulated depreciation.............................        158           177
                                                                 ------        ------
                                                                    196           177
                                                                 ------        ------
Prepaid pension cost (Note 4)...............................        186           186
                                                                 ------        ------
                                                                 $5,637        $6,026
                                                                 ======        ======

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................     $   58        $   93
  Accrued commissions and related expenses..................      3,844         3,937
                                                                 ------        ------
          Total current liabilities.........................      3,902         4,030
                                                                 ------        ------
Shareholders' equity:
  Common stock, no par value. Authorized 10,000 shares;
     issued and outstanding, 891 shares.....................        249           249
  Retained earnings.........................................      1,486         1,747
                                                                 ------        ------
          Total shareholders' equity........................      1,735         1,996
Commitments (Note 6)
                                                                 ------        ------
                                                                 $5,637        $6,026
                                                                 ======        ======

                See accompanying notes to financial statements.

                         ROBERT BECK & ASSOCIATES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
               YEAR ENDED DECEMBER 31, 1997 AND SIX MONTHS ENDED
                                 JUNE 30, 1998

                                                             COMMON STOCK                    TOTAL
                                                            ---------------   RETAINED   SHAREHOLDERS'
                                                            SHARES   AMOUNT   EARNINGS      EQUITY
                                                            ------   ------   --------   -------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1996..............................   891      $249     $1,064       $1,313
Net earnings..............................................    --        --        676          676
Distributions to shareholders.............................    --        --       (254)        (254)
                                                             ---      ----     ------       ------
Balance at December 31, 1997..............................   891       249      1,486        1,735
Net earnings (unaudited)..................................    --        --        711          711
Distributions to shareholders (unaudited).................    --        --       (450)        (450)
                                                             ---      ----     ------       ------
Balance at June 30, 1998 (unaudited)......................   891      $249     $1,747       $1,996
                                                             ===      ====     ======       ======

                See accompanying notes to financial statements.

                         ROBERT BECK & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              SIX MONTHS
                                                                                 ENDED
                                                               YEAR ENDED      JUNE 30,
                                                              DECEMBER 31,   -------------
                                                                  1997       1997    1998
                                                              ------------   -----   -----
                                                                              (UNAUDITED)
                                                                 (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................    $   676      $ 368   $ 711
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation.........................................         60         25      19
       Change in assets and liabilities:
          Receivables.......................................     (1,193)      (171)   (363)
          Other assets......................................        (87)        26     (23)
          Accounts payable and accrued expenses.............         43         71      36
          Accrued commissions and related expenses..........        938         76      93
                                                                -------      -----   -----
            Net cash provided by operating activities.......        437        395     473
                                                                -------      -----   -----
Cash flows used in investing activities -- purchase of
  property and equipment....................................       (138)      (109)     (1)
                                                                -------      -----   -----
Cash flows from financing activities:
  Distributions to shareholders.............................       (254)        --    (450)
  Proceeds from note receivable from Beck Lease Services,
     Inc....................................................         --         --     124
                                                                -------      -----   -----
          Net cash used in financing activities.............       (254)        --    (326)
                                                                -------      -----   -----
          Net increase in cash..............................         45        286     146
Cash at beginning of period.................................        241        241     286
                                                                -------      -----   -----
Cash at end of period.......................................    $   286      $ 527   $ 432
                                                                =======      =====   =====

                See accompanying notes to financial statements.

                         ROBERT BECK & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1997 AND JUNE 30, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Description of Business

     The principal business of Robert Beck & Associates, Inc. ("RBA") is providing accounts payable and other recovery audit services primarily to large retailers and grocers. RBA provides its services throughout the United States and, on a limited basis, in Canada and Germany.

     RBA's services are managed by John E. Flatley & Associates, Inc., RBA Audits, Inc., Taylor, Blackburn & Associates, Inc., Savant Consulting, L.L.C., and the sole proprietorships of Vincent Creadon, John H. Cavins, Robert N. Beck, Jr. and John M. Kirkeide (collectively referred to as the "RBA Companies"). The RBA Companies manage the day-to-day operations and client relationships, and receive a percentage of the cash receipts from their respective clients for these management services. All recovery auditing operations were performed through RBA, and all client and auditor contracts are with RBA.

  Basis of Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and shareholders' equity as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to change is the estimation of uncollectible claims (see note (1)(b) Revenue Recognition).

     The accompanying unaudited condensed financial statements of RBA as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

(B) REVENUE RECOGNITION

     RBA's revenues are based on specific contracts with its clients. Such contracts generally specify (a) time periods covered by the audit, (b) nature and extent of audit services to be provided by RBA, (c) client's duties in assisting and cooperating with RBA, and (d) fee payable to RBA expressed as a specified percentage of the amounts recovered by the client resulting from liability overpayment claims identified. In addition to contractual provisions, most clients also establish specific procedural guidelines which RBA must satisfy prior to submitting claims for client approval. These guidelines are unique to each client and impose specific requirements on RBA such as adherence to vendor interaction protocols, provision of advance written notification to vendors of forthcoming claims, securing written claim validity concurrence from designated client personnel and, in limited cases, securing written claim validity concurrence from the involved vendors. RBA defers revenue recognition until client guidelines, of whatever nature, have been satisfied.

  Accepted claims basis of revenue recognition

     With respect to accounts payable and ancillary audit services for retailers and grocers (RBA's historical client base), RBA recognizes revenues at the time overpayment claims are presented to and approved by its clients, as adjusted for estimated uncollectible claims.

                         ROBERT BECK & ASSOCIATES, INC.

     For accounts payable and ancillary audit services provided to retailers and grocers, RBA believes that it has completed substantially all contractual obligations to its client at the time an identified and documented claim which satisfies all client-imposed guidelines is presented to, and approved by, appropriate client personnel. RBA further believes that at the time a claim is submitted and accepted by its client, such claim represents a valid overpayment due to the client from its vendor. Accordingly, RBA believes that it is entitled to its fee upon acceptance of such claim by its client, subject to (a) customary and routine claim disallowance adjustments by the vendor resulting primarily from the receipt of previously unknown information, and (b) applicable laws. Disallowances of client-approved claims are susceptible to experience-based estimation.

     RBA's standard client contract for accounts payable and ancillary audit services provided to retailers and grocers imposes a duty on the client to process promptly all claims against vendors. In the interest of vendor relations, however, many clients modify the standard client contract with RBA to provide that they retain discretion whether to pursue collection of a claim. In RBA's experience, it is extremely unusual for a client to forego the collection of a large, valid claim. In some cases, a vendor may dispute a claim by providing additional documentation or information supporting its position. Consequently, many clients revise RBA's standard client contract to clarify that RBA is not entitled to payment of its fee until the client recovers the claim from its vendor.

     Submitted claims for accounts payable and ancillary audit services provided to retailers and grocers that are not approved by clients for whatever reason are not considered when recognizing revenues. Estimated uncollectible claims are initially established, and subsequently adjusted, for each individual client based on historical collection rates, types of claims identified, current industry conditions, and other factors which, in the opinion of management, deserve recognition. RBA records revenues for accounts payable and ancillary audit services provided to retailers and grocers at estimated net realizable value without reserves. Accordingly, adjustments to uncollectible claim estimates are directly charged or credited to earnings, as appropriate.

     Approved claims for accounts payable and ancillary audit services provided to retailers and grocers are processed by clients and generally taken as credits against outstanding payables or future purchases from the vendors involved. Once credits are taken, RBA invoices its clients for a contractually stipulated percentage of the amounts recovered. RBA's contract receivables for accounts payable and ancillary audit services provided to retailers and grocers are largely unbilled because it does not control (a) the timing of a client's claims processing activities, or (b) the timing of a client's payments for current and future purchases. In RBA's experience, material receivables are expected to be collected within one year after such receivables are recorded.

  Invoice basis of revenue recognition

     With regard to accounts payable and other recovery audit services provided to entities other than retailers and grocers, RBA recognizes revenues primarily when it invoices clients for its portion of amounts already recovered. This deferral of revenue recognition for these types of clients results principally from RBA's lack of a historical experience base to accurately estimate uncollectible claims. Revenues recognized in 1997 on the invoice basis represented less than 1% of total revenues for the year.

(C) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

(D) DIRECT EXPENSES

     Direct expenses incurred during the course of the accounts payable audits and other recovery audit services are expensed as incurred. Previously established auditor compensation and management fee accruals

                         ROBERT BECK & ASSOCIATES, INC.

are subsequently adjusted on a monthly basis to correspond with adjustments to uncollectible claim estimates. All non-auditor RBA employees are compensated on the basis of salary and in certain cases, bonuses, which are charged to operations as incurred.

(E) SOFTWARE DEVELOPMENT COSTS

     Software development costs related to the development of RBA's proprietary audit software are expensed as incurred.

(F) INCOME TAXES

     RBA is a Subchapter S Corporation. As such, the Federal and state income taxes with regard to this entity historically have been the responsibility of the respective shareholders. The results of operations for all periods presented have been adjusted on a pro forma basis to reflect Federal and state income taxes at a composite rate of 39% as if RBA had been a C corporation throughout such periods.

(2) NOTE RECEIVABLE FROM BECK LEASE SERVICES, INC.

     At December 31, 1997, RBA held a note receivable from Beck Lease Services, Inc. In February 1998, such note was assigned to the majority owner of RBA in consideration for full payment on the balance of the note. There are no common ownership interests between RBA and Beck Lease Services, Inc.

(3) CREDIT FACILITY

     RBA has an available line of credit in the amount of $101,000 which is personally guaranteed by the majority owner of RBA. No amounts were outstanding under this line of credit at December 31, 1997 or June 30, 1998.

(4) PENSION BENEFITS

     RBA has a qualified noncontributory defined benefit pension plan covering certain employees. The benefits are based on years of service and defined levels of compensation. RBA makes contributions to the plan based on amounts determined by its actuaries. The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheet at December 31, 1997 (amounts in thousands):

Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $2,617
                                                              ======
  Accumulated benefit obligation............................  $2,617
                                                              ======
Projected benefit obligation................................  $2,702
Plan assets at fair value (primarily common stock)..........   2,778
                                                              ------
Plan assets in excess of projected benefit obligation.......      76
Unrecognized net gain.......................................     (71)
Unrecognized net transition liability.......................     181
                                                              ------
          Prepaid pension cost..............................  $  186
                                                              ======

                         ROBERT BECK & ASSOCIATES, INC.

     Net pension cost for the year ended December 31, 1997 includes the following components (amounts in thousands):

     Service cost...........................................  $ 155
     Interest cost..........................................    152
     Actual return on assets................................   (218)
     Amortization of net gain...............................     (9)
     Amortization of transition liability...................     13
                                                              -----
          Net pension cost..................................  $  93
                                                              =====

The assumptions used in accounting for the plan as of December 31, 1997 were as follows:

     Discount rate..........................................   7.0%
     Rate of increase in compensation levels................   5.0
     Expected long-term rate of return on assets............  10.0

     Effective July 1998, RBA curtailed the plan.

(5) INCOME TAXES

     The pro forma provision for income taxes reflects the income taxes as if RBA were subject to all Federal and state income taxes for all periods presented, rather than primarily by the individual shareholders. All pro forma income taxes have been calculated using a 39% composite effective rate.

(6) LEASE COMMITMENTS

     RBA is committed under an operating lease for office space. The lease expires on October 31, 2001 and payments increase based on the change between a base index and the Consumer Price Index with October 31, 1996 being the base index date. Future minimum annual lease payments under this lease agreement, assuming an annual inflation rate of 3.4%, are summarized as follows (amounts in thousands):

            YEAR ENDED DECEMBER 31,
            -----------------------
            1998........................................................  $128
            1999........................................................   132
            2000........................................................   137
            2001........................................................   122

     Rent expense for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 was $119,000, $61,000, and $58,000, respectively.
The lessor of the facility is a trust controlled by the majority owner of RBA.

(7) MAJOR CLIENT

     RBA had one client during 1997 which provided 10.5% of total revenues. Such client is in the grocery industry.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash, receivables and notes receivable, accounts payable and accrued expenses, and accrued commissions and related expenses, approximate fair value because of the short maturity of these instruments.

                         ROBERT BECK & ASSOCIATES, INC.

(9) SALE OF COMPANY

     On October 29, 1998, The Profit Recovery Group International, Inc. (the "Company") through its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI"), acquired all issued and outstanding common stock of RBA, pursuant to the terms of a Stock Purchase Agreement dated October 29, 1998, effective October 1, 1998, by and among the Company, PRGI, RBA and RBA's shareholders. In addition, the Company acquired the management rights of the RBA Companies pursuant to respective Stock and Asset Purchase Agreements dated October 29, 1998, effective October 1, 1998.

     Pursuant to the purchase agreements, the total consideration paid for RBA and the RBA Companies consisted of $26.1 million in cash and 644,434 unregistered, restricted shares of the Company's common stock.

(b) Pro Forma Financial Information

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     On October 29, 1998, The Profit Recovery Group International, Inc. (the "Company"), through its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI") acquired all the issued and outstanding common stock of Robert Beck & Associates, Inc. ("RBA"), an international recovery auditing firm primarily serving clients in the retail and grocery sectors. In addition, the Company acquired all of the issued and outstanding common stock of John E. Flatley & Associates, Inc. and Taylor, Blackburn & Associates, Inc., and acquired substantially all the assets and assumed certain liabilities of RBA Audits, Inc., Savant Consulting, L.L.C., and the sole proprietorships of John H. Cavins, Vincent Creadon, John M. Kirkeide, and Robert N. Beck, Jr. (collectively referred to as the "RBA Companies"). The RBA Companies performed management services for RBA, and received a percentage of cash receipts from their respective clients for these management services. All recovery auditing operations were performed through RBA, and all client and auditor contracts were with RBA.

     The transactions were accounted for using the purchase method of accounting, effective as of October 1, 1998, with total consideration of $26.1 million in cash and 644,434 unregistered, restricted shares of the Company's common stock. Approximately $1.3 million in direct acquisition-related costs were also incurred and capitalized as part of this transaction.

     The Company borrowed $27.2 million from NationsBank N.A. under its $200.0 million senior credit facility to pay the cash consideration and a portion of the direct acquisition-related expenses incurred in connection with the acquisition of RBA and the RBA Companies.

     The following unaudited pro forma consolidated statements of earnings for the year ended December 31, 1997 and the six months ended June 30, 1998 present the consolidated historical accounts of the Company, adjusted to give effect to the acquisition of RBA and the RBA Companies as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1998 presents the consolidated historical accounts of the Company as of that date, adjusted to give effect to the acquisition of RBA and the RBA Companies as if the transaction had occurred on June 30, 1998.

     The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the consolidated financial statements of the Company and related notes, as well as the financial statements and related notes of RBA. The Company believes that the assumptions set forth in the notes on pages 17 and 19 provide a reasonable basis on which to present the pro forma financial information, which is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed. The unaudited pro forma financial information is not intended to project the Company's financial condition on any future date or results of operations for any future period.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

                                                    THE PROFIT
                                                     RECOVERY
                                                       GROUP
                                                  INTERNATIONAL,                 PRO FORMA
                                                       INC.            RBA      ADJUSTMENTS       PRO FORMA
                                                  ---------------   ---------   ------------     ------------
                                                   (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues........................................     $112,363       $ 14,750      $    --          $127,113

Cost of revenues................................       57,726         11,633       (2,477)(A)        66,882
Selling, general and administrative expenses....       37,254          2,452        1,534(B)         41,240
Restructuring costs.............................        1,208             --           --             1,208
                                                     --------       --------      -------          --------
  Operating income..............................       16,175            665          943            17,783

Interest income (expense), net..................         (403)            11       (1,945)(C)        (2,337)
                                                     --------       --------      -------          --------
  Earnings before income taxes..................       15,772            676       (1,002)           15,446
Income taxes....................................        6,149             --          280(D)          6,429
                                                     --------       --------      -------          --------
  Net earnings..................................     $  9,623       $    676      $(1,282)         $  9,017
                                                     ========       ========      =======          ========
Earnings per share:
  Basic.........................................     $   0.52                                      $    .47
                                                     ========                                      ========
  Diluted.......................................     $   0.51                                      $    .46
                                                     ========                                      ========
Weighted average shares outstanding:
  Basic.........................................       18,415                         644(E)         19,059
                                                     ========                     =======          ========
  Diluted.......................................       18,909                         644(E)         19,553
                                                     ========                     =======          ========

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

        THE PROPERTY RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1998

                                                     THE PROFIT
                                                      RECOVERY
                                                        GROUP
                                                   INTERNATIONAL,               PRO FORMA
                                                        INC.           RBA     ADJUSTMENTS        PRO FORMA
                                                   ---------------   -------   ------------      ------------
                                                    (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues.........................................      $72,078       $8,158      $    --           $80,236
Cost of revenues.................................       38,282        6,244       (1,496)(A)        43,030
Selling, general and administrative expenses.....       27,020        1,208          767(B)         28,995
                                                       -------       ------      -------           -------
     Operating income............................        6,776          706          729             8,211
Interest income (expense), net...................         (138)           5         (973)(C)        (1,106)
                                                       -------       ------      -------           -------
     Earnings before income taxes................        6,638          711         (244)            7,105
Income taxes.....................................        2,599           --          386(D)          2,985
                                                       -------       ------      -------           -------
     Net earnings................................      $ 4,039       $  711      $  (630)          $ 4,120
                                                       =======       ======      =======           =======
Earnings per share:
     Basic.......................................      $   .20                                     $   .19
                                                       =======                                     =======
     Diluted.....................................      $   .19                                     $   .19
                                                       =======                                     =======
Weighted average shares outstanding:
     Basic.......................................       20,650                       644(E)         21,294
                                                       =======                   =======           =======
     Diluted.....................................       21,257                       644(E)         21,901
                                                       =======                   =======           =======

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS YEAR ENDED DECEMBER 31, 1997 AND SIX MONTHS ENDED JUNE 30, 1998

     The following explanations describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical results of operations, giving effect to the acquisition of RBA and the RBA Companies as of the beginning of each period presented.

     (A) Adjustment relates to historical RBA Companies' management fees in 1997 and 1998 in excess of compensation levels to be paid prospectively to these former owners of the RBA Companies pursuant to employment agreements.

     (B) Adjustment relates to amortization of the estimated goodwill amounting to $37.6 million over a 25-year period and the noncompete agreements with a combined estimated fair value of $150,000 over a five-year period.

     (C) Adjustment relates to the $27.2 million of indebtedness, at an interest rate of 7.15%, incurred in connection with the acquisitions.

     (D) Adjustment relates to the tax benefit derived from the partial deductibility (32%) of the goodwill amortization and full deductibility of interest expense assuming a combined Federal and state income tax rate of 39%, and also reflects RBA's results of operations on a pro forma basis to include Federal and state income taxes at a composite rate of 39% as if RBA had been a C corporation throughout the periods presented.

     (E) Adjustment reflects the issuance of 644,434 unregistered, restricted shares in connection with the RBA acquisitions.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

                                                            THE PROFIT
                                                             RECOVERY
                                                              GROUP
                                                          INTERNATIONAL,               PRO FORMA
                                                               INC.         RBA       ADJUSTMENTS   PRO FORMA
                                                          --------------   ------     -----------   ---------
                                                                   (AMOUNTS IN THOUSANDS OF DOLLARS)
Current assets:
  Cash and cash equivalents.............................     $ 18,710      $  432       $    --     $ 19,142
  Receivables:
    Billed contract receivables.........................       12,735         143            --       12,878
    Unbilled contract receivables.......................       53,272       5,038            --       58,310
    Employee advances...................................        2,927          --            --        2,927
                                                             --------      ------       -------     --------
         Total receivables..............................       68,934       5,181            --       74,115
                                                             --------      ------       -------     --------
  Prepaid expenses and other current assets.............        2,130          50            --        2,180
                                                             --------      ------       -------     --------
         Total current assets...........................       89,774       5,663            --       95,437
Property and equipment, net.............................       13,981         177            --       14,158
Noncompete agreements, less accumulated amortization....        2,969          --           150(A)     3,119
Goodwill, less accumulated amortization.................       58,569          --        37,554(A)    96,123
Deferred income taxes...................................        3,083          --            --        3,083
Other assets............................................          554         186            --          740
                                                             --------      ------       -------     --------
                                                             $168,930      $6,026       $37,704     $212,660
                                                             ========      ======       =======     ========
Current liabilities:
  Note payable to bank..................................     $     38      $   --       $    --     $     38
  Current installments of long term-debt................           82          --            --           82
  Accounts payable and accrued expenses.................        7,116          93            --        7,209
  Accrued payroll and related expenses..................       25,527       3,937            --       29,464
  Deferred income taxes.................................        9,813          --            --        9,813
  Deferred revenues.....................................          977          --            --          977
                                                             --------      ------       -------     --------
         Total current liabilities......................       43,553       4,030            --       47,583
Long-term debt, excluding current installments..........        5,348          --        27,200(B)    32,548
Deferred compensation...................................        2,909          --            --        2,909
Other long-term liabilities.............................          410          --            --          410
                                                             --------      ------       -------     --------
         Total liabilities..............................       52,220       4,030        27,200       83,450
                                                             --------      ------       -------     --------
Shareholders' equity:
  Preferred stock.......................................           --          --            --           --
  Common stock..........................................           22         249          (248)(C)       23
  Additional paid-in capital............................       98,521          --        12,499(C)   111,020
  Cumulative translation adjustments....................       (1,879)         --            --       (1,879)
  Retained earnings.....................................       20,046       1,747        (1,747)(C)   20,046
                                                             --------      ------       -------     --------
         Total shareholders' equity.....................      116,710       1,996        10,504      129,210
                                                             --------      ------       -------     --------
                                                             $168,930      $6,026       $37,704     $212,660
                                                             ========      ======       =======     ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

     The following describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical financial position, giving effect to the acquisition of RBA and the RBA Companies, as of June 30, 1998.

     (A) The acquisitions are accounted for as a purchase in accordance with Accounting Principles Board Opinion 16, "Business Combinations." The purchase price is allocated first to the tangible and identifiable assets and liabilities of the acquired company and the noncompete agreements based on preliminary estimates of their fair value, with the remainder allocated to goodwill. The following schedule presents the goodwill computation (amounts in thousands):

Purchase price:
  Cash paid.................................................  $26,100
  Fair value of restricted, unregistered shares issued......   12,300
                                                              -------
                                                               38,400
Estimated direct acquisition-related costs..................    1,300
Less estimated fair value of net assets acquired from RBA
  and the RBA Companies.....................................   (1,996)
Less estimated value of noncompete agreements...............     (150)
                                                              -------
     Goodwill...............................................  $37,554
                                                              =======

     (B) The Company incurred indebtedness of $27.2 million to finance the cash paid and a portion of the direct acquisition-related costs incurred in connection with the acquisitions.

     (C) The changes in components of shareholders' equity are a result of recording the acquisition date equity in RBA.

     (c) Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1+     --  Stock Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, Robert Beck & Associates, Inc., and the
               shareholders of Robert Beck & Associates, Inc.
  2.2+     --  Stock Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, Taylor, Blackburn & Associates, Inc., and
               the shareholders of Taylor, Blackburn & Associates, Inc.
  2.3+     --  Stock Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, John E. Flatley & Associates, Inc., and
               the shareholder of John E. Flatley & Associates, Inc.
  2.4+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, and Vincent Creadon, a sole
               proprietorship.
  2.5+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, and John H. Cavins, a sole
               proprietorship.
  2.6+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, RBA Audits, Inc., and the shareholders of
               RBA Audits, Inc.
  2.7+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, and John M. Kirkeide, a sole
               proprietorship.
  2.8+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, and Robert N. Beck, Jr., a sole
               proprietorship.
  2.9+     --  Asset Purchase Agreement dated as of October 29, 1998 among the Company, PRGI, Savant Consulting, L.L.C., and the
               members of Savant Consulting, L.L.C.
  2.10+    --  Representations, Covenants and Indemnification Agreement.
 23.1+     --  Consent of KPMG Peat Marwick LLP.

---------------

+ Filed herewith.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE PROFIT RECOVERY GROUP
                                            INTERNATIONAL, INC.

                                          By:   /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                    Donald E. Ellis, Jr.
                                                Senior Vice President, Chief
                                                          Financial
                                                   Officer and Treasurer

Date: November 10, 1998